Exhibit 99.1

Travelport Worldwide Limited Reports Fourth Quarter and Full Year 2015 Results

FULL YEAR RESULTS AHEAD OF GUIDANCE; GROWTH MOMENTUM CONTINUES

LANGLEY, U.K., February 18, 2016 — Travelport Worldwide Limited (NYSE: TVPT) announces its financial results for the fourth quarter and full year ended December 31, 2015.

Key Points (for full year 2015 unless stated otherwise)

•	Net revenue, Adjusted EBITDA and Adjusted Income per Share (diluted) all ahead of guidance
•	Fourth quarter net revenue up 8%, Adjusted EBITDA up 18% and Adjusted Income per Share (diluted) up $0.23
•	RevPas up 8% to $6.13 with growth in every geographic region
•	Strong international revenue momentum; double-digit revenue and segment volume growth in Asia Pacific and Latin America & Canada
•	Competitive advantage in airline merchandising strengthened with over 100 airlines added since start of 2015
•	Beyond Air revenue up 16% to $492 million; now 23% of Travel Commerce Platform revenue (2014: 21%)
•	Hospitality segment attachment up 11% to 47 per 100 airline tickets issued
•	eNett revenue up 36% to $92 million; significant carryover of new customer implementations from Q4 2015 into 2016 with record month of revenue in January 2016
•	Adjusted Free Cash Flow generation of $134 million, up $173 million
•	Re-affirming growth expectations for 2016, in line with guidance given at our investor day in December 2015

Gordon Wilson, President and CEO of Travelport, commented:

“In 2015, we saw strong underlying progress across the entire business, resulting in financial performance ahead of guidance and with real growth momentum carrying forward to 2016. Our performance in Air was especially pleasing as our merchandising innovations continue to facilitate commercial success, helping us to overcome nearly all of the headwinds from our legacy Orbitz contract. In Beyond Air, which grew by 21% in Q4, we expanded our content leadership position in hospitality and achieved a record attachment rate of 50% this past quarter. Our fast-growing payments business, eNett, continues its upward trajectory and has seen considerable momentum into 2016 with the business achieving a record month of revenue in January. We are also seeing progress in other parts of our digital asset portfolio that includes MTT, our recently acquired mobile commerce business, as well as Locomote and Hotelzon. With these innovations, we are uniquely positioned to capture the new opportunities in the digital travel economy, and I re-affirm the positive outlook for Travelport as expressed in our guidance for 2016.”

Summary

	Three months ended December 31,			Year ended December 31,
(in $ millions, except per share amounts)	2015	2014	Better / (Worse)	2015	2014	Better / (Worse)
Net revenue	535	496	8%	2,221	2,148	3%
Operating income	40	5	*	191	161	19%
Net income (loss)	6	(42)	113%	20	91	(78)%
Income (loss) per share – diluted	$0.04	$(0.35)	111%	$0.13	$0.98	(87)%
Adjusted EBITDA	130	110	18%	535	540	(1)%
Adjusted Net Income (Loss)	27	(2)	*	122	(11)	*
Adjusted Income (Loss) per Share – diluted	$0.22	$(0.01)	*	$1.00	$(0.12)	*
Net cash provided by operating activities	108	69	58%	262	58	*
Adjusted Free Cash Flow	70	41	68%	134	(39)	*
Cash dividend per share	$0.075	$0.075	—	$0.300	$0.075	*

* Percentage calculated not meaningful

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Income (Loss) per Share, Capital Expenditures, Net Debt, Trading Working Capital, Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow. Please refer to pages 11, 13 and 14 of this press release for additional information, including reconciliations of such non-GAAP financial measures. We have not reconciled Adjusted EBITDA guidance to net income (loss) guidance because we do not provide guidance for share-based compensation expense, provision for income taxes, interest income, interest expense, litigation and related costs, and other items, as certain of these items are out of our control and/or cannot be reasonably predicted.

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Discussion of Results

Net Revenue

Fourth Quarter 2015

Net revenue is comprised of:

	Three Months Ended December 31,		Change
(in $ millions)	2015	2014	$	%
Air	$372	$362	$10	3
Beyond Air	131	108	23	21
Travel Commerce Platform	503	470	33	7
Technology Services	32	26	6	19
Net Revenue	$535	$496	$39	8

Net revenue increased by $39 million, or 8%, to $535 million primarily due to growth in Travel Commerce Platform revenue of $33 million, or 7%. RevPas increased 15% to $6.63, driving a $51 million increase in Travel Commerce Platform revenue, which was offset by lower volumes. International Reported Segments increased 3%, driving $11 million of the increase, offset by a 19% decrease in United States Reported Segments due to the impact of our contract with Orbitz Worldwide, Inc. (“Orbitz Worldwide”) renegotiated in 2014. Overall, total Reported Segments decreased 7% to 76 million.

Within Travel Commerce Platform revenue, Air increased by $10 million, or 3%, and Beyond Air by $23 million, or 21%. The Air revenue increase was mainly due to improved mix and merchandising. Beyond Air revenue expansion resulted from continued growth in payment solutions and hospitality, as well as our expansion into mobile solutions. Technology Services revenue increased by $6 million, or 19%, primarily due to growth in application development services.

Full Year 2015

Net revenue is comprised of:

	Year Ended December 31,		Change
(in $ millions)	2015	2014	$	%
Air	$1,603	$1,607	$(4)	—
Beyond Air	492	424	68	16
Travel Commerce Platform	2,095	2,031	64	3
Technology Services	126	117	9	7
Net Revenue	$2,221	$2,148	$73	3

Net revenue increased by $73 million, or 3%, to $2,221 million primarily due to growth in Travel Commerce Platform revenue of $64 million, or 3%. RevPas increased 8% to $6.13, driving a $118 million increase in Travel Commerce Platform revenue, which was offset by lower volumes. International Reported Segments increased 1%, driving $15 million of the increase, offset by an 11% decrease in United States Reported Segments due to the impact of our contract with Orbitz Worldwide renegotiated in 2014. Overall, total Reported Segments decreased 4% to 342 million.

Within Travel Commerce Platform revenue, Air decreased by $4 million, and Beyond Air increased by $68 million, or 16%. The Air revenue decrease was mainly attributable to lower volumes from the United States due to our contract with Orbitz Worldwide, and lower volumes from the Europe region that, together, offset growth in the Asia Pacific, Latin America, and Canada regions along with improved rate due to favorable mix and merchandising. Beyond Air revenue expansion resulted from continued growth in payment solutions and hospitality, as well as our expansion into mobile solutions. Technology Services revenue increased by $9 million, or 7%, primarily due to growth in application development services and IT solutions.

Adjusted EBITDA

Fourth Quarter 2015

Adjusted EBITDA increased by $20 million, or 18%, to $130 million. The increase is primarily the result of growth in RevPas, partially offset by lower volumes and increased expenses as we continue to invest in our platform through acquisition, expansion of our go-to-market commercial capabilities and incremental public company administrative expenses.

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Full Year 2015

Adjusted EBITDA decreased by $5 million, or 1%, to $535 million. The decrease is primarily the result of lower volumes and increased expenses as we continue to invest in our platform through acquisition, expansion of our go-to-market commercial capabilities and incremental public company administrative expenses.

Operating Income

Fourth Quarter 2015

Operating income increased by $35 million to $40 million primarily due to an increase in Adjusted EBITDA of $20 million and a reduction in non-core corporate costs of $8 million mainly related to $7 million of lower equity-based compensation.

Full Year 2015

Operating income increased by $30 million, or 19%, to $191 million primarily due to (i) a reduction in non-core corporate costs of $27 million mainly related to $15 million of lower equity-based compensation and $14 million of lower unrealized loss on foreign currency derivative contracts and (ii) lower amortization of customer loyalty payments of $9 million, which were offset by (iii) a decrease in Adjusted EBITDA of $5 million.

Net Income

Fourth Quarter 2015

Net income increased by $48 million from a loss of $42 million in 2014 to an income of $6 million in 2015 due to increased operating income of $35 million and lower interest and tax expense of $13 million.

Full Year 2015

Net income decreased by $71 million to $20 million. For the year ended December 31, 2014, we realized a $356 million gain on the sale of shares of Orbitz Worldwide common stock compared to a gain of $6 million for the year ended December 31, 2015. Positive contributions to net income in 2015 include (i) a reduction in interest expense and loss on early extinguishment of debt of $237 million relating to the deleveraging, debt refinancing and IPO transactions completed in 2014, (ii) a $30 million increase in operating income and (iii) $12 million of lower income tax expense.

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) improved by $29 million in the fourth quarter and by $133 million for the full year.

Net Cash Provided by Operating Activities

Fourth Quarter 2015

Net cash provided by operating activities increased by $39 million to $108 million primarily as a result of $16 million of lower customer loyalty payments and other adjusting items, and improvement in working capital.

Full Year 2015

Net cash provided by operating activities increased by $204 million to $262 million primarily as a result of (i) a $148 million decrease in interest payments, (ii) $18 million of lower customer loyalty payments and (iii) $33 million of lower other adjusting items.

Adjusted Free Cash Flow

Fourth Quarter 2015

Adjusted Free Cash Flow increased by $29 million, primarily due to changes in our net cash provided by operating activities.

Full Year 2015

Adjusted Free Cash Flow increased by $173 million, primarily due to changes in our net cash provided by operating activities.

Net Debt

Net Debt increased from $2,275 million at December 31, 2014 to $2,306 million at December 31, 2015, and is comprised of $2,461 million in total debt less $155 million in cash and cash equivalents. Net Debt increased primarily due to an increase in capital leases and other indebtedness.

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Business Update

Strong performance across key international regions and continued momentum in corporate and leisure travel

•	Travelport’s Travel Commerce platform revenue grew 7% in Q4. Revenue from International regions grew by 14% in Q4, more than offsetting the anticipated decline (7%) in revenue from the United States. Excluding the year over year impact of the renegotiated Orbitz Worldwide contract, revenue from the United States increased in Q4.
•	Travelport continued its strong progress in Europe across both Air and Beyond Air, with revenue growth of 15% in Q4. Increasing transaction levels at recently converted new customers contributed to this growth, and our position in the region has strengthened further in 2016 with significant customer wins that will be reported later this year.
•	Progress in Asia Pacific, the world’s largest and fastest growing travel region, also continued with Q4 revenue growth of 14% extending a sequence of five successive quarters of mid-teen organic growth from this region. Revenue from Latin America and Canada grew by 18% in Q4.
•	We are particularly pleased that in India, the fastest growing major economy in the world, we grew at almost twice the rate of the Indian GDS air market as we expanded our share following considerable and ongoing commercial success.
•	Moreover in South Korea, another one of the major GDS air markets in Asia Pacific, our share of business increased in all of the major online travel agencies (OTAs) in the country, who together are driving a significant proportion of the overall GDS market growth in South Korea.
•	In Russia, we signed new and extended agreements with several leading OTAs and travel management companies (TMCs).

Continued Air content and merchandising leadership

•	During the period, Travelport signed a new long-term distribution agreement with Frontier Airlines, who earlier this year added 42 new routes throughout the United States. Furthermore, Tigerair Taiwan, the first LCC to operate in Taiwan, signed their first ever global content and merchandising agreement with Travelport.
•	Our airline merchandising solutions continue to differentiate us from our peers in the indirect distribution channel. We continued with a strong rate of signings and implementations, adding Etihad Airways, the national airline of the United Arab Emirates, as well as several airlines from the Asia Pacific region such as Cathay Pacific, Virgin Australia and Air New Zealand. Over 140 airlines are now fully implemented having added over 100 airlines since the start of 2015.
•	Airlines signed up for this high value-adding distribution capability represented approximately 60% of all air segment volumes sold on our Travel Commerce Platform in 2015.

Continued momentum in Beyond Air with reinforced leadership positions in hospitality, payments and mobile commerce

Revenue from Beyond Air grew by 21% in Q4, driven by the breadth of the Travel Commerce Platform’s capabilities.

•	Beyond Air revenue, excluding eNett, grew by 16% to $105 million in Q4:
o	The attachment of hotel and car bookings to air tickets continued to grow, with hospitality segments booked per 100 airline tickets issued via our Platform reaching 50 for the first time in our history in Q4 (from 46 in Q4 2014).
o	Car rental bookings continued to see good growth in Q4, with car rental days sold up 6% principally driven by our large OTA partners. Furthermore, we broadened our industry-leading portfolio of global car rental content by signing an agreement with Mobacar, which operates a B2B car rental distribution platform with around 550 car rental providers.
o	MTT continues to perform well with new business wins recently secured across several global airlines and travel companies, which we will announce during the course of 2016.

•	eNett’s net revenue for Q4 was $26 million, representing growth of 43% on a reported basis (Q4 2014: $18 million).
o	The business has carried forward a strong pipeline of new customer implementations in 2016, several of which relate to new customer signings in 2015 where implementation had previously been anticipated for Q4.
o	During the period, eNett signed an exclusive global agreement with AirAsia enabling travel agencies to purchase AirAsia flights at a lower price using eNett’s Virtual Account Numbers (VANs).
o	Meanwhile eNett continues to grow its share of business with existing customers as well from more recent customer signings. During 2015, nine of eNett’s top 10 customers transacted record volumes.
o	With good visibility of eNett’s customer pipeline and alongside the strong forward momentum of our Travel Commerce Platform, we are confident that the business will continue its upward trajectory in 2016 and anticipate a higher reported revenue growth rate than in 2015.

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Outlook and Financial Guidance

The following forward-looking statements, as well as those made elsewhere within this press release, reflect expectations as of February 18, 2016. We assume no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s quarterly and annual Securities and Exchange Commission (SEC) filings and/or furnishings, which are available on the SEC’s website at www.sec.gov.

Looking ahead, Travelport expects the following:

(in $ millions, except per share amounts)	FY 2016 Guidance	Growth Rate
Net revenue	$2,350 - $2,400	6% - 8%
Adjusted EBITDA	$565 - $580	6% - 8%
Adjusted Net Income	$140 - $150	15% - 23%
Adjusted Income per Share – diluted	$1.12 - $1.20	12% - 20%
Adjusted Free Cash Flow	$145 - $165	8% - 23%

This guidance assumes spot foreign exchange rates as of February 11, 2016, together with the impact of foreign exchange rate hedges undertaken during 2015 as part of our rolling hedging program.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars. With approximately 93% of our net revenue denominated in U.S. dollars in Q4, exchange rate movements in this currency have a low impact on our reported net revenue. eNett, which represented approximately 5% of our net revenue in Q4, is the largest source of non-U.S. dollar net revenue.

Of our costs and expenses in Q4, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 64% were denominated in U.S. dollars.

We employ foreign exchange forward contracts to hedge our exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar which are the main non-U.S. dollar components of our costs and expenses. Hedges maturing in the last three months of 2015 did not have a material impact on Q4 Adjusted EBITDA.

Dividend

On February 17, 2016, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for the fourth quarter of 2015.

The dividend will be payable on March 17, 2016 to shareholders of record on March 3, 2016.

Conference Call

The Company’s fourth quarter and full year 2015 earnings conference call will be held later today (on February 18, 2016) beginning at 9:00 a.m. (Eastern Time).

A live audiocast of the presentation and accompanying slides will be available via the Investors section of Travelport’s website at www.travelport.com/investors. Please visit the site or click the following link to pre-register: https://www.webcaster4.com/Webcast/Page/1138/12927.

A replay of the audiocast will be made available on the Investors section of Travelport’s website shortly after the end of the earnings call and will be available for one year after the earnings call.

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Contacts

For further information, please contact:

Investors:

Majid Nazir

Vice President, Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Kate Aldridge

Vice President, Corporate Communications
Tel: +44 (0)1753 288 720
kate.aldridge@travelport.com

About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment, mobile and other solutions for the global travel and tourism industry.  With a presence in approximately 180 countries, over 3,700 employees, and an additional 1,200 employees at IGT Solutions Private Ltd who provide us with application development services, our 2015 net revenue was over $2.2 billion.

Travelport is comprised of:

-	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel marketplace. Travelport has a leadership position in airline merchandising, hotel content and rate distribution, mobile travel commerce and a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

-	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, U.K. The Company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

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Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on travel provider capacity and inventory resulting from consolidation of the airline industry; the impact our outstanding indebtedness may have on the way we operate our business; our ability to achieve expected cost savings from our efforts to improve operational efficiency; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as payment and mobile solutions. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (SEC) on February 18, 2016, and available on the SEC’s website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

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TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in $ millions, except share data)	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014	Year Ended December 31, 2015	Year Ended December 31, 2014

Net revenue	$535	$496	$2,221	$2,148

Costs and expenses
Cost of revenue	320	314	1,340	1,324
Selling, general and administrative	116	115	456	430
Depreciation and amortization	59	62	234	233

Total costs and expenses	495	491	2,030	1,987

Operating income	40	5	191	161
Interest expense, net	(31)	(41)	(149)	(278)
Loss on early extinguishment of debt	—	—	—	(108)
Gain on sale of shares of Orbitz Worldwide	—	—	6	356

Income (loss) before income taxes and share of (losses) earnings in equity method investments	9	(36)	48	131
Provision for income taxes	(3)	(6)	(27)	(39)
Share of losses in equity method investments	—	—	(1)	(1)

Net income (loss)	6	(42)	20	91
Net income attributable to non-controlling interest in subsidiaries	(1)	(1)	(4)	(5)

Net income (loss) attributable to the Company	$5	$(43)	$16	$86

Income (loss) per share – Basic:
Income (loss) per share	$0.04	$(0.35)	$0.13	$1.01

Weighted average common shares outstanding - Basic	123,165,062	121,410,232	122,340,491	85,771,655

Income (loss) per share – Diluted:
Income (loss) per share	$0.04	$(0.35)	$0.13	$0.98

Weighted average common shares outstanding - Diluted	123,287,328	121,410,232	122,539,422	87,864,090

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TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED BALANCE SHEETS

(in $ millions, except share data)	December 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$155	$139
Accounts receivable (net of allowances for doubtful accounts of $15 and $14)	206	184
Deferred income taxes	5	5
Other current assets	99	84
Total current assets	465	412
Property and equipment, net	460	414
Goodwill	1,067	997
Trademarks and tradenames	314	314
Other intangible assets, net	535	619
Cash held as collateral	—	26
Deferred income taxes	10	9
Other non-current assets	78	101
Total assets	$2,929	$2,892

Liabilities and equity
Current liabilities:
Accounts payable	$74	$73
Accrued expenses and other current liabilities	431	426
Current portion of long-term debt	74	56
Total current liabilities	579	555
Long-term debt	2,387	2,384
Deferred income taxes	60	54
Other non-current liabilities	226	237
Total liabilities	3,252	3,230
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of December 31, 2015 and 2014)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 124,476,382 shares and 122,505,599 shares issued; 123,631,474 shares and 121,411,360 shares outstanding as of December 31, 2015 and 2014, respectively)	—	—
Additional paid in capital	2,716	2,715
Treasury shares, at cost (844,908 shares and 1,094,239 shares as of December 31, 2015 and 2014, respectively)	(13)	—
Accumulated deficit	(2,882)	(2,898)
Accumulated other comprehensive loss	(178)	(174)
Total shareholders’ equity (deficit)	(357)	(357)
Equity attributable to non-controlling interest in subsidiaries	34	19
Total equity (deficit)	(323)	(338)
Total liabilities and equity	$2,929	$2,892

9

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in $ millions)	Year Ended December 31, 2015	Year Ended December 31, 2014
Operating activities
Net income	$20	$91
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	234	233
Amortization of customer loyalty payments	67	76
Gain on sale of shares of Orbitz Worldwide	(6)	(356)
Amortization of debt finance costs	6	10
Accrual of repayment fee and amortization of debt discount	4	6
Loss on early extinguishment of debt	—	108
(Gain) loss on foreign exchange derivative instruments	(4)	17
Gain on interest rate derivative instruments	(9)	(1)
Payment-in-kind interest	—	17
Share of losses in equity method investments	1	1
Equity-based compensation	30	41
Deferred income taxes	2	6
Customer loyalty payments	(75)	(93)
Pension liability contribution	(3)	(7)
Changes in assets and liabilities:
Accounts receivable	(18)	(11)
Other current assets	(27)	7
Accounts payable, accrued expenses and other current liabilities	12	(98)
Other	28	11

Net cash provided by operating activities	262	58

Investing activities
Property and equipment additions	(106)	(112)
Proceeds from sale of shares of Orbitz Worldwide	6	366
Businesses acquired, net of cash	(66)	(18)
Purchase of equity method investment	—	(10)

Net cash (used in) provided by investing activities	(166)	226

Financing activities
Net proceeds from issuance of common shares in initial public offering	—	445
Proceeds from term loans	—	2,345
Proceeds from bridge loans	—	425
Proceeds from revolver borrowings	30	75
Repayment of term loans under senior secured credit agreement	(24)	(1,477)
Repayment of bridge loans	—	(425)
Repayment of term loans under second lien credit agreement	—	(863)
Repurchase/repayment of senior notes and senior subordinated notes	—	(588)
Repayment of revolver borrowings	(30)	(75)
Repayment of capital lease obligations and other indebtedness	(36)	(32)
Debt finance costs	—	(40)
Release of cash provided as collateral	26	53
Payment related to early extinguishment of debt	—	(46)
Purchase of non-controlling interest in subsidiary	(3)	(65)
Tax withholding for equity awards	(1)	(23)
Sale of treasury shares	12	—
Treasury share purchase related to vesting of equity awards	(13)	—
Dividend to shareholders	(37)	(9)
Dividend to non-controlling interest shareholders	(2)	(2)
Proceeds from settlement of derivative instruments	—	3
Other	—	2

Net cash used in financing activities	(78)	(297)

Effect of changes in exchange rate on cash and cash equivalents	(2)	(2)
Net increase (decrease) in cash and cash equivalents	16	(15)
Cash and cash equivalents at beginning of year	139	154

Cash and cash equivalents at end of year	$155	$139

Supplemental disclosures of cash flow information
Interest payments, net of capitalized interest	$146	$294
Income tax payments, net of refunds	25	26
Non-cash capital lease additions	90	18
Non-cash purchase of property and equipment	34	—
Non-cash exchange of debt for equity	—	571

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Net Income (loss) to Adjusted Net Income (Loss) and Adjusted EBITDA	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2015	2014	2015	2014
Net income (loss)	$6	$(42)	$20	$91
Adjustments:
Amortization of intangible assets	16	19	72	77
Loss on early extinguishment of debt	—	—	—	108
Share of losses in equity method investments	—	—	1	1
Gain on sale of shares of Orbitz Worldwide	—	—	(6)	(356)
Equity-based compensation and related taxes	4	11	29	44
Corporate and restructuring costs	8	4	19	14
Other – non cash (*)	(6)	8	(14)	12
Tax impact of adjustments	(1)	(2)	1	(2)
Adjusted Net Income (Loss)	27	(2)	122	(11)
Adjustments:
Depreciation and amortization of property and equipment	43	43	162	156
Amortization of customer loyalty payments	16	20	67	76
Interest expense, net	40	41	158	278
Remaining provision for income taxes	4	8	26	41
Adjusted EBITDA	$130	$110	$535	$540

(*) Other—non cash includes (i) unrealized losses (gains) on foreign currency exchange derivative contracts and revaluation losses (gains) on our euro denominated debt of $3 million and $6 million for the three months ended December 31, 2015 and 2014, respectively, and $(2) million and $12 million for year ended December 31, 2015 and 2014, respectively, and (ii) unrealized gain on interest rate derivate instruments of $9 million for the three months and year ended December 31, 2015, (iii) write-off and impairment of non-current assets of $2 million for the three months and the year ended December 31, 2014 and (iv) other gains of $0 million for each of the three months ended December 31, 2015 and 2014 and $3 million and $2 million for the year ended December 31, 2015 and 2014, respectively.

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities, Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2015	2014	2015	2014
Adjusted EBITDA	$130	$110	$535	$540
Add (Less):
Interest payments	(37)	(31)	(146)	(294)
Tax payments	(7)	(7)	(25)	(26)
Customer loyalty payments	(19)	(27)	(75)	(93)
Changes in Trading Working Capital	(6)	21	(42)	(13)
Changes in accounts payable and employee related payables	19	(14)	20	(33)
Pensions liability contribution	(1)	(2)	(3)	(7)
Changes in other assets and liabilities	31	29	12	31
Other adjusting items (*)	(2)	(10)	(14)	(47)
Net cash provided by operating activities	108	69	262	58
Add: other adjusting items (*)	2	10	14	47
Less: capital expenditures on property and equipment additions	(30)	(29)	(106)	(112)
Less: repayment of capital lease obligations and other indebtedness	(10)	(9)	(36)	(32)
Adjusted Free Cash Flow	70	41	134	(39)
Add: interest payments	37	31	146	294
Unlevered Adjusted Free Cash Flow	$107	$72	$280	$255

(*) Other adjusting items relate to payments for costs included within operating income but excluded from Adjusted EBITDA. These comprise corporate cost payments of (i) $2 million and $10 million during the three months ended December 31, 2015 and 2014, respectively and $14 million and $21 million for the year ended December 31, 2015 and 2014, respectively, and (ii) $26 million of payments relating to the accrued sponsor monitoring fee for the year ended December 31, 2014.

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TRAVELPORT WORLDWIDE LIMITED

OPERATING STATISTICS

(unaudited)

Net revenue is comprised of:

	Three Months Ended December 31,			Year Ended December 31,
(in $ millions)	2015	2014	% Change	2015	2014	% Change
Air	$372	$362	3	$1,603	$1,607	—
Beyond Air	131	108	21	492	424	16
Travel Commerce Platform	503	470	7	2,095	2,031	3
Technology Services	32	26	19	126	117	7
Net Revenue	$535	$496	8	$2,221	$2,148	3

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended December 31,			Year Ended December 31,
(in $ millions)	2015	2014	% Change	2015	2014	% Change
Asia Pacific	$110	$96	14	$460	$400	15
Europe	159	139	15	634	615	3
Latin America and Canada	24	20	18	99	88	13
Middle East and Africa	69	64	9	289	280	3
International	362	319	14	1,482	1,383	7
United States	141	151	(7)	613	648	(5)
Travel Commerce Platform	$503	$470	7	$2,095	$2,031	3

The table below sets forth Travel Commerce Platform segments by region and global RevPas:

	Segments (in millions)
	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Asia Pacific	15	13	7	64	58	10
Europe	19	19	—	81	86	(5)
Latin America and Canada	4	4	12	17	15	10
Middle East and Africa	9	9	2	39	39	(1)
International	47	45	3	201	198	1
United States	29	36	(19)	141	158	(11)
Travel Commerce Platform Reported Segments	76	81	(7)	342	356	(4)
International	$7.74	$7.04	10	$7.40	$6.98	6
United States	$4.82	$4.19	15	$4.34	$4.10	6
Travel Commerce Platform RevPas	$6.63	$5.78	15	$6.13	$5.70	8

Other Metrics

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except where specified)	2015	2014	% Change	2015	2014	% Change
Transaction value processed on the Travel Commerce Platform	$18,185	$20,607	(12)	$82,430	$89,969	(8)
Airline tickets issued	27	28	(5)	117	122	(4)
Percent of Air segment revenue from away bookings	66%	62%	4	65%	62%	3
Hotel room nights sold	16	16	1	65	63	3
Car rental days sold	21	20	6	91	85	8
Hospitality segments per 100 airline tickets issued	50	46	9	47	43	11
Capital Expenditures	$40	$38	5	$142	$144	(1)

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TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

(unaudited)

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net (excluding unrealized gains (losses) on interest rate derivative instruments), and related income taxes.

Adjusted Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, adjusted to remove the impact of cash paid for other adjusting items which we believe are unrelated to our ongoing operations and to deduct Capital Expenditures.

Adjusted Income (Loss) per Share - Diluted is defined as Adjusted Net Income (Loss) for the period divided by the weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, share of earnings (losses) in equity method investments, and items that are excluded under our debt covenants, such as gain on sale of shares of Orbitz Worldwide, Inc., non-cash equity-based compensation, certain corporate and restructuring costs, certain litigation and related costs, and other non-cash items such as unrealized foreign currency gains (losses) on euro denominated debt and earnings hedges, and unrealized gains (losses) on interest rate derivative instruments, along with any income tax related to these exclusions.

Capital Expenditures is defined as cash paid for property and equipment plus repayments in relation to capital leases and other indebtedness.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents, and cash held as collateral.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by the Company’s travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents Travel Commerce Platform revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

Trading Working Capital is defined as assets and liabilities directly related to our core trading operations (accounts receivables and deferred revenue from travel providers and travel agencies, current prepaid travel agency incentive payments and accounts payable and accrued liabilities for commissions and incentives).

Unlevered Adjusted Free Cash Flow is defined as Adjusted Free Cash Flow adjusted to remove the impact of cash interest payments.

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Financial Measures

Adjusted Net Income (Loss) and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss), as determined under U.S. GAAP. In addition, Adjusted Net Income (Loss) and Adjusted EBITDA may not be comparable to similarly named measures used by other companies. We have included Adjusted Net Income (Loss) and Adjusted EBITDA as they are the primary metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. They are also used by our Board to determine incentive compensation.

We believe our important measures of liquidity are Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow. These measures are useful indicators of our ability to generate cash to meet our liquidity demands. We believe Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow provide investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash. We believe these measures give management and investors a better understanding of the cash flows generated by our underlying business, as our interest payments are primarily related to the debt incurred in relation to previous business acquisitions, cash paid for other adjusting items are unrelated to the underlying business and our Capital Expenditures are primarily related to the development of our operating platforms. Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow are non-GAAP measures and may not be comparable to similarly named measures used by other companies. These measures should not be considered as measures of liquidity or cash flows from operations as determined under U.S. GAAP.

We believe Adjusted Income (Loss) per Share-diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, as well as other items which are not allocated to the operating businesses such as interest expense (excluding unrealized gains (losses) on interest rate derivative instruments) and related income taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per Share-diluted has similar limitations as Adjusted EBITDA and Adjusted Net Income (Loss) and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated statements of operations.

The management uses Net Debt to review the Company’s overall liquidity, financial flexibility, capital structure and leverage. Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business. Net Debt is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.

We present Trading Working Capital which is a non-GAAP measure. We view Trading Working Capital as a key liquidity measure to understanding our cash sources and uses from operations.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.

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